Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Executive Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Announces Changes in Management and Board of Directors

•	Richard E. Davis named Chairman, President and Chief Executive Officer;

•	James J. Mahoney, Jr. Resigns as Chairman of the Board and Director;

•	Frank Martin Announces Retirement as President and Chief Executive Officer and Director;

•	Company Reduces Size of Board to Five Seats

BOSTON, Mass., August 26, 2010 – NMT Medical, Inc. (NASDAQ: NMTI) today announced that, effective immediately, Richard E. Davis has been named chairman, president and chief executive officer. Mr. Davis previously served as NMT’s chief operating officer. He replaces James J. Mahoney, Jr., who has resigned as chairman of the board and as a director, as well as Frank Martin, who, after nearly ten years of service to the Company, is retiring from his role as president and chief executive officer, and as a director. In addition, the Company has reduced the size of its board to five seats.

“On behalf of the entire NMT team, I would like to thank Jim and Frank for their hard work and dedication to NMT,” Mr. Davis said. “While this is a challenging time for NMT, we continue to be supported by a strong team of seasoned professionals. Our entire organization remains energized and focused on advancing NMT’s clinical and regulatory programs to their successful completion.”

“As previously disclosed, we are engaged in discussions with the U.S. Food and Drug Administration (FDA) to evaluate our clinical and regulatory alternatives relating to the benefits of patent foramen ovale (PFO) closure,” said Mr. Davis. “In addition, 100% of CLOSURE I patients have now completed the two-year follow up period and the full set of data has been locked for analysis. The full set of data will be used to further support the positions presented to the FDA and will be published in a peer-reviewed journal, as well as presented at the American Heart Association meeting on November 15, 2010. Also, the CLOSURE I methodology paper is expected to be published shortly in STROKE.”

“We remain confident in the benefits of PFO closure and will continue our efforts to raise awareness of our clinical and product development programs, including our next-generation biological implants, BioSTAR® and BioTREK™,” Mr. Davis said. “To provide the liquidity necessary to sustain these initiatives, we are considering all potential financing alternatives and will continue to evaluate our strategic options accordingly.”

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 34,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, its ongoing clinical trials and development programs, the Company’s plans and ability to raise additional financing, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIA, migraine and any other new applications for the Company’s technology or products, and regulatory approvals for the Company’s products in the United States and abroad – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings with the U.S. Securities and Exchange Commission.